UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2018

(Exact name of Registrant as specified in its charter)

Commission File Number: 001-36695

Maryland	38-3941859
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126

(Address of Principal Executive Office) (Zip Code)

(315) 343-0057

(Issuer's Telephone Number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 ((§230.405) of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 ((§240.12b-2) of this chapter).

☐	Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Adoption of Senior Executive Split Dollar Life Insurance Plan.  Effective December 31, 2018, Pathfinder Bank (the “Bank”) adopted a Senior Executive Split Dollar Life Insurance Plan (the “Plan”) for the benefit of Thomas W. Schneider, the Bank’s President and Chief Executive Officer, James Dowd, the Bank’s Executive Vice President, Chief Operating Officer and Chief Financial Officer, and Ronald Tascarella, the Bank’s Executive Vice President and Chief Credit Officer (together, the “Executive”).

The Plan provides the Executive with a death benefit through bank-owned life insurance policies. In the event the Executive dies while employed by the Bank, the split-dollar life insurance agreement entitles the Executive to an amount equal to three (3) times the Executive’s Annual Base Salary, less $50,000 payable from the Bank’s existing Group Term Life Insurance Plan, capped at $850,000, in the case of Mr. Schneider, and capped at $700,000, in the case of Messrs. Dowd and Tascarella.  In the event the Executive dies following his termination of employment or becomes disabled, the death benefit provided under the Plan is determined in accordance with the methodology set forth in the Executive’s Split Dollar Policy Endorsement and Beneficiary Designation Form.  However, the death benefit will never exceed the “net at risk” amount payable under the bank-owned life insurance policies.  “Net at risk” is defined as the amount of the total proceeds of the applicable Policy or Policies less the cash value of the Policy or Policies.

Adoption of New Change in Control Agreements.  In addition, on December 31, 2018, the Bank and Pathfinder Bancorp, Inc. (the “Company”) entered into change in control agreements with Messrs. Tascarella and Dowd (collectively, the “Agreements”).  The term of each Agreement is two (2) years and the Agreement automatically renews each year on December 31 for an additional year unless the Bank gives notice to the executive prior to the date of such extension that the Agreement term will not be extended.  The Agreements for each executive contain substantially similar terms and replace and supersede change in control agreements that Messrs. Tascarella and Dowd previously entered into with the Company and the Bank.

The Agreements provide certain benefits to the executives in the event of the executive’s “dismissal” from employment within a twelve (12) month period following a “change of control” (as defined in the Agreements) of the Company or the Bank. Although “dismissal” does not include a termination for cause or voluntary termination, it does include the executive’s resignation as a result of: (1) a material change in the executive’s functional duties or responsibilities which would cause the executive’s position to become one of lesser responsibility, importance of scope; (2) a relocation of the executive’s principal place of employment by more than 30 miles from its location as of the date of the agreement; or (3) a material reduction in the benefits and perquisites payable to the executive from those being provided as of the date of the agreement. In the event of such dismissal, the executive, or his beneficiary should he die subsequent to the dismissal, is entitled to a lump sum payment equal to two (2) times his most recent annual base salary plus bonuses and any other cash compensation paid to the executive within the most recent twelve (12) month period. The executive is also entitled to continued life insurance and non-taxable medical and dental coverage for a period of twenty-four (24) months subsequent to the dismissal, and will become fully vested in any benefits granted or awarded to him under any stock option plan, deferred compensation plan, or restricted stock plan in which he participates. Under the Agreements, if the executive’s employment is terminated for “cause,” as such term is defined in the Agreements, the executive will not receive any compensation or benefits after the termination date.

The foregoing description of the Plan and Agreements does not purport to be complete and it is qualified in its entirety by reference to the Plan and Agreements attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, of this Current Report on Form 8-K, and are incorporated by reference into this Item 5.02.

Item 9.01 – Financial Statements and Exhibits

Exhibit No.	Description
10.1	Senior Executive Split Dollar Life Insurance Plan
10.2	Change in Control Agreement for James Dowd
10.3	Change in Control Agreement for Ronald Tascarella

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PATHFINDER BANCORP, INC.

Date:	January 7, 2019	By:	/s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer